Exhibit 10.2

WAIVER OF PORTION OF 2018 AUTOMATIC GRANT

This Waiver of Portion of 2018 Automatic Grant (this “Waiver”) is hereby executed effective as of the date set forth below (the “Effective Date”) by the undersigned (the “Outside Director”), as outside director of Fossil Group, Inc. (the “Company”), on behalf of the Outside Director, the Outside Director’s heirs, estate, successors and assigns for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged.

WHEREAS, Section 7.1 of the Fossil Group, Inc. 2016 Long-Term Incentive Plan, as amended (the “Plan”) provides that each Outside Director of the Company who does not elect to decline to participate in the Plan shall automatically be granted Restricted Stock Units (as defined in the Plan) on the date of the Company’s Annual Stockholders’ Meeting equal to the number of shares of Company’s common stock having an aggregate Fair Market Value (as defined in the Plan) of $130,000 (rounded down to the closest whole number) on the date of grant (the “Automatic Grant”);

WHEREAS, the Company’s Board of Directors unanimously voted to reduce the Automatic Grant that would have been made at the 2018 Annual Stockholders’ Meeting by 25% and the Outside Director desires to memorialize the Outside Director’s agreement to waive the Outside Director’s right to receive such amount.

NOW, THEREFORE, pursuant to this Waiver, as of the Effective Date, notwithstanding any provisions of the Plan, or any other agreement or understanding between the Company and the Outside Director to the contrary, the Outside Director hereby irrevocably and unconditionally waives and relinquishes the Outside Director’s rights and any and all claims to receive 25% of the Automatic Grant that would have been made to the Outside Director at the 2018 Annual Stockholders’ Meeting (the “Waived Grant”).

The Outside Director further certifies, acknowledges and agrees that:

1.
No portion of the Waived Grant was granted to the Outside Director, and that as of the Effective Date, no portion of the Waived Grant has been credited to the Outside Director’s account or made available to the Outside Director without restriction.

2.
As of the Effective Date, the Outside Director shall no longer have any right, title, claim or interest in the Waived Grant and neither the Company nor any of its subsidiaries or affiliates shall have any obligation either now or in the future to transfer the Waived Grant to the Outside Director, or the Outside Director’s heirs, estate, successors or assigns.

3.	The Outside Director has read and completely understands the provisions of this Waiver and is signing freely and voluntarily, without duress, coercion or undue influence.

IN WITNESS WHEREOF, the Outside Director has executed this Waiver effective as of the 23rd day of May, 2018.

By:    _____________________________

Printed Name: